Allurion Reports Fourth Quarter and Full Year 2023 Financial Results and Reiterates 2024 Guidance

March 21, 2024

NATICK, Mass.-- (BUSINESS WIRE) -- Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion”), a company dedicated to ending obesity, today reported financial results for the fourth quarter and full year ended December 31, 2023, and reiterated 2024 guidance.

Fourth Quarter Highlights and Outlook

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Reiterating 2024 guidance on procedural volume, revenue, gross margin, and cash burn
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Fourth quarter revenue of $8.2 million and full year 2023 revenue of $53.5 million, consistent with preannouncement on January 8
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Procedural volume, as estimated through new app users, increased by 30% over 2022, reflecting robust demand for the Allurion Program
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Completed enrollment in the AUDACITY pivotal trial ahead of schedule, a critical milestone for the premarket approval (PMA) application for the Allurion Balloon to the U.S. Food and Drug Administration (FDA)
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Conducted research on 172 healthcare professionals and 1,663 patients that demonstrated a positive impact of GLP-1s and other anti-obesity medications on the awareness of the Allurion Program
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Treated the first patients with the Allurion Balloon who were fully reimbursed by the UK NHS
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Implemented a strategic cost reduction effort expected to reduce cash burn to approximately $30 million in 2024

"Despite our fourth quarter being impacted by macroeconomic conditions and the surge of attention paid to GLP-1 drugs, over the course of 2023, we saw strong procedural volume growth, which we believe demonstrates robust underlying consumer demand for the Allurion Program," said Shantanu Gaur, Chief Executive Officer. “As we begin 2024, this demand has continued to increase, and we have seen improvement in some of the macro conditions that negatively impacted the fourth quarter. To take advantage of this, we have also taken meaningful steps to reduce our expense structure and provide increased operational flexibility.

“As we look ahead, we are excited by the considerable attention the weight management space has received and the significant growth in overall market opportunity we believe this presents Allurion,” continued Gaur. “Whether used in combination with a GLP-1 drug or as an alternative, we believe, and our research indicates, the Allurion Program benefits from this heightened market attention and provides a more comprehensive solution for the more than one billion people suffering from obesity globally.”

Fourth Quarter 2023 Financial Results

Total revenue for the quarter ended December 31, 2023, was $8.2 million compared to $19.2 million for the same period in 2022. This reflected macroeconomic headwinds in certain markets leading to lower re-order rates during the period as distributors and accounts in certain markets adjusted their inventory levels and we reduced or paused sales to certain accounts to manage credit risk.

Gross profit for the fourth quarter was 78% of revenue, compared to 79% of revenue in the same period in 2022.

Sales and marketing expenses for the fourth quarter decreased $4.2 million to $10.7 million, compared to $14.9 million in the same period in 2022, driven largely by strategic reductions in spending to reduce cash burn and improve operational flexibility.

Research and development expenses increased by $339 thousand to $6.1 million in the quarter.

General and administrative expenses increased by $10.7 million to $15.4 million, compared to $4.7 million in the same period in 2022. The increase was driven by $7 million in accounts receivable reserves and $3 million in stock-based compensation expense and public company costs.

Loss from Operations for the fourth quarter increased by $15.6 million to $25.7 million, compared to $10.1 million in the same period in 2022. The increase in Loss from Operations was driven by $8.8 million less gross profit due to lower revenue and increased operating expenses of $6.8 million.

As of December 31, 2023, cash and cash equivalents totaled $38 million, an increase of $30.4 million from December 31, 2022, which includes the impact of Allurion’s completed business combination with Compute Heath and partial paydown of existing debt.

2024 Financial Outlook

For full year 2024, Allurion reiterates the financial guidance it previously published:

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Anticipated procedural volumes growth of 20%, reflecting increased penetration in key direct markets and reallocation of marketing spend to more efficient channels
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Revenue of $60 to $65 million, reflecting 12-22% growth year-over-year
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Expected gross margins of 77-79%, reflecting durable pricing of our gastric balloon as well as initial commercialization efforts for the Allurion Virtual Care Suite SaaS product
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Targeted cash burn of approximately $30 million for the full year

Conference Call and Webcast Details

Allurion management will host a conference call at 8:30 a.m. ET today, March 21, 2024. To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 646 960 0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations.

A replay of the conference call will be available by telephone by dialing (800) 770 2030 (domestic) or +1 647 362 9199 (international) and using Access Code 1905455. The archived webcast will also be available on Allurion’s Investor Relations website mentioned above.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan, whether it is gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Allurion believes that it has a reasonable basis for each forward-looking statement contained in this press release, Allurion cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding: the financial outlook for 2024, including driving procedural volume growth, revenue growth, durable pricing, and the impact of cost reduction initiatives on cash burn and operational flexibility; Allurion’s ability to complete the AUDACITY trial and support a PMA submission; the impact of investments and initiatives on distribution of the Allurion Program, advancement of its artiﬁcial intelligence platform, and improvement of patient outcomes; and the market and demand for our products and weight-loss solutions, including GLP-1 drugs and elective procedures.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain regulatory approval for, and successfully commercialize, the Allurion Program; the timing of, and results from, its clinical studies and trials; the evolution of the markets in which Allurion competes; and the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; the effect of COVID-19, the Russia and Ukraine war and the Israel-Hamas war on Allurion’s business and ﬁnancial results; the outcome of any legal proceedings against Allurion; the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion competes; and those factors discussed under the heading “Risk Factors” in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 14, 2023, and other ﬁlings with the SEC. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the signiﬁcant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that Allurion will achieve its objectives and plans in any speciﬁed time frame, or at all. The forward-looking statements in this press release represent Allurion’s views as of the date of this press release. Allurion anticipates that subsequent events and developments will cause its views to change. However, while Allurion may elect to update these forward-looking statements at some point in the future, Allurion has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Allurion’s views as of any date subsequent to the date of this press release.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended December 31, 2023 and 2022

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$ 8,235	$ 19,184	$ 53,467	$ 64,211
Cost of revenue	1,805	3,940	11,970	13,485
Gross profit	6,430	15,244	41,497	50,726
Operating expenses:
Sales and marketing	10,730	14,941	46,857	50,405
Research and development	6,071	5,732	27,694	16,966
General and administrative	15,367	4,719	46,024	15,365
Total operating expenses:	32,168	25,392	120,575	82,736
Loss from operations	(25,738)	(10,148)	(79,078)	(32,010)
Other income (expense):
Interest expense	(3,235)	(1,760)	(10,566)	(4,426)
Changes in fair value of warrants	6,175	(922)	8,364	(821)
Changes in fair value of debt	—	—	(3,751)	—
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(152)	—	(2,192)	—
Changes in fair value of earn-out liabilities	4,720	—	29,050	—
Termination of convertible note side letters	—	—	(17,598)	—
Loss on extinguishment of debt	—	—	(3,929)	—
Other income (expense), net	(776)	530	(643)	(344)
Total other income (expense):	6,732	(2,152)	(1,265)	(5,591)
Loss before income taxes	(19,006)	(12,300)	(80,343)	(37,601)
Provision for income taxes	(174)	(48)	(264)	(143)
Net loss	(19,180)	(12,348)	(80,607)	(37,744)
Cumulative undeclared preferred dividends	(0)	(732)	(1,697)	(2,907)
Net loss attributable to common shareholders	$ (19,180)	$ (13,080)	$ (82,304)	$ (40,651)
Net loss per share
Basic and diluted	$ (0.40)	$ (0.48)	$ (2.31)	$ (1.51)
Weighted-average shares outstanding
Basic and diluted	47,519,884	27,006,285	35,581,656	26,918,484

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$ 38,037	$ 7,685
Accounts receivable, net of allowance of doubtful accounts of $12,671 and $741, respectively	18,194	29,346
Inventory, net	6,171	3,865
Prepaid expenses and other current assets	2,414	2,487
Total current assets	64,816	43,383
Property and equipment, net	3,381	2,382
Right-of-use asset	3,010	2,899
Other long-term assets	505	2,706
Total assets	$ 71,712	$ 51,370
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$ 10,379	$ 5,809
Current portion of term loan	38,643	53,360
Current portion of lease liabilities	908	905
Accrued expenses and other current liabilities	15,495	15,793
Total current liabilities	65,425	75,867
Convertible notes payable, net of discounts	—	3,103
Public warrant liabilities	5,943	—
Revenue Interest Financing liability	36,200	—
Earn-out liabilities	23,990	—
Lease liabilities, net of current portion	2,306	2,163
Other liabilities	8,335	2,551
Total liabilities	142,199	83,684
Commitments and Contingencies (Note 16)
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of December 31, 2023; and no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value - 1,000,000,000 shares authorized as of December 31, 2023; 47,688,096 and 27,079,856 shares issued and outstanding as of December 31, 2023 and 2022, respectively	5	3
Additional paid-in capital	143,007	99,875
Accumulated other comprehensive loss	(700)	—
Accumulated deficit	(212,799)	(132,192)
Total stockholders’ deficit	(70,487)	(32,314)
Total liabilities and stockholders’ deficit	$ 71,712	$ 51,370